EX-2.1 OTHERDOC
      Statement of Control Person

                                                                    Exhibit 2.1
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                             Statement of Control Person


The Statement on this Schedule 13G dated December 16, 2003 with respect to the common stock, $.001 par value per share, of NPS Pharmaceuticals, Inc. is filed by Samuel D. Isaly in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k), respectively, as control person (HC) of OrbiMed Advisors LLC and OrbiMed Capital LLC.

OrbiMed Advisors LLC and OrbiMed Capital LLC file this statement on Schedule 13G in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k), respectively, as investment advisors (IA).